Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Gexa Energy, LLC, a Texas limited liability company

Gexa Energy, LLC, a New York limited liability company

Gexa Energy, LLC, a Massachusetts limited liability company

Gexa-Cirro, LLC, a Texas limited liability company